UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report: January 31, 2006

(Date of earliest event reported)

SPECIALTY LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

California	001-16217	95-2961036
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

27027 Tourney Road

Valencia, California 91355

(Address of Principal Executive Offices, Zip Code)

(661) 799-6543

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Item 3.03	Material Modification in Rights of Security Holders

Item 5.01	Changes in Control of Registrant

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 31, 2006, Specialty Laboratories, Inc. (the “Company”) was acquired by AmeriPath, Inc. (“AmeriPath”) pursuant to the previously filed Agreement and Plan of Merger, dated as of September 29, 2005 (as amended, the “Merger Agreement”), among AmeriPath Holdings, Inc. (“Parent”), AmeriPath, the Company and Silver Acquisition Corp. (“Silver”), under which Silver was merged (the “Merger”) with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of AmeriPath. Pursuant to the Merger Agreement, at the effective time of the Merger, (i) each issued and outstanding share of common stock, no par value, of the Company (“Company Common Stock”), other than shares of Company Common Stock held in treasury, or shares contributed to and held by Parent, or any direct or indirect wholly owned subsidiary of Parent, immediately prior to the consummation of the Merger, or held by stockholders who are entitled to and properly exercise dissent rights under California law, were converted into the right to receive $13.25 in cash, without interest, and (ii) each outstanding option to purchase a share of Company Common Stock was converted into the right to receive, unless otherwise provided in an applicable agreement with the optionee, the difference between $13.25 and the exercise price of the option. Effective upon the consummation of the Merger, all of the directors of Silver became directors of the Company and all the senior executive officers of the Company were replaced by certain executive officers of AmeriPath whose biographical information is found on the Form 10-K filed by AmeriPath on March 18, 2005.

The Company notified the New York Stock Exchange (the “NYSE”) on January 31, 2006 of the consummation of the Merger. On February 1, 2006, the NYSE filed with the Securities and Exchange Commission a notification on Form 25 relating to the delisting and deregistration of the shares of Company Common Stock on the NYSE. In accordance with the NYSE rules, the filing will be effective February 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 6, 2006	By:	/s/ David L. Redmond
	Name:	David L. Redmond
	Title:	Vice President